Exhibit 10.13

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of September 2, 2016 (the “Effective Date”), between Certara Australia Pty Ltd. (the “Company”), and Craig Rayner (the “Executive”).

WHEREAS the shareholder of the Company, D3 MEDICINE LLC (“D3 Medicine”), has entered into the Membership Interest Purchase Agreement, dated as of September 2, 2016 (the “Purchase Agreement”) among Certara USA, Inc. and the Sellers listed on Exhibit A to the Purchase Agreement; and

WHEREAS, contingent on the Closing (as defined in the Purchase Agreement), the Company has offered the Executive employment on the terms of this Agreement:

1.            Employment Duties and Acceptance.

1.1            Employment by the Company. Subject to Closing and effective as of September 2, 2016 (“Start Date”), the Company shall employ the Executive to render exclusive and full-time services in the capacity of President of the Company, or such other role or capacity as the Company may reasonable consider appropriate on the terms and conditions of this Agreement.

1.2            Duties and Responsibilities. The Executive shall have duties and responsibilities consistent with his position, subject to the oversight and direction by the Chief Executive Officer and the board of directors of the Company or its direct or indirect parent entity, or their respective designee (each, the “Board”). The Executive shall devote all of the Executive’s working time and efforts to the business and affairs of the Company. Executive shall not, without the prior approval of the Board, whether for compensation or otherwise, directly or indirectly, alone or as a member or an employee of any partnership or other organization, be actively engaged in or concerned with, any other business duties or personal pursuits which interfere with the performance of the Executive’s responsibilities under this Agreement. The terms set out in this Agreement will continue to govern the Executive’s employment with the Company despite any changes from time to time to the Executive’s position, duties and responsibilities, Salary, working hours or place of employment unless otherwise agreed in writing.

1.3            Acceptance of Employment by the Executive. The Executive accepts such employment and shall render the services described above. Subject to appointment by the Board as such, the Executive may also serve as an officer of any other entity controlled by, or under common control with, the Company, and as a director of the Company and of any other entity controlled by or under common control with the Company, in each case without any compensation therefor other than that specified in this Agreement. Upon request, or upon termination of employment with Company hereunder for any reason, the Executive shall, upon request, resign as a director or officer of the Company and of any other entity controlled by, or under common control with, the Company.

1.4            Place of Employment. The Executive’s principal place of employment shall be Melbourne, Australia (the “Employment Location”). The Executive will undertake travel both within and outside Australia as may be necessary for the proper performance of the Executive’s duties. The Executive will not be entitled to additional compensation for such travel, but travel expenses for approved travel will be paid for by the Company in accordance with the Company’s policy.

2.            Term of Employment. The stated term of employment under this Agreement (the “Term”) shall commence on the Start Date and shall continue until Executive ceases to be employed by the Company for any reason.

3.            Compensation.

3.1            Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company shall pay the Executive during the Term initially a total compensation package of US $250,000.00 per annum, payable not less frequently than monthly, less such taxes and deductions as shall be required to be withheld by applicable laws and regulations (the “Salary”). The Executive’s Salary is comprised of base salary and superannuation contributions in accordance with Section 3.2. The Executive’s Salary is inclusive of all entitlements the Executive may have under an award, industrial instrument or at law. As this Agreement undertakes to provide the Executive with a guarantee of the Executive’s Salary over the period of the Executive’s employment, and the Executive’s guaranteed Salary exceeds the high income threshold under applicable laws, no industrial award (including any modern award) will apply to the Executive during the Executive’s employment with the Company. The Board may, in its sole discretion, determine to provide additional benefits or incentives to the Executive from time to time. Executive’s Salary shall be reviewed once per year. A review does not necessarily mean an increase in Salary. Whether or not the Executive’s Salary is increased after any such review is in the sole discretion of the Company. Any Salary increase is neither indicative or determinative of the Executive’s right to a Salary increase in any subsequent year.

3.2            Superannuation Contributions. As part of the Salary referred to in Section 3.1, the Company will contribute the minimum amount required to avoid any charge under applicable superannuation laws, to a complying superannuation fund nominated by the Executive in writing. If the Executive does not nominate such a fund, the Company will make contributions into the Employer’s default complying superannuation fund.

3.3            Incentive Bonus. In addition to his Salary, Executive shall be eligible to be considered for an annual discretionary incentive bonus in an amount up to 30% of Executive’s year to date base salary for the relevant year (the “Incentive Bonus”). Executive shall maintain the same eligibility to receive an Incentive Bonus, for a period of two (2) years after Closing, as the Executive did prior to Closing. In addition, following such two (2) year period, the Company will evaluate adjusting the Incentive Bonus but shall not materially reduce the bonus opportunity for the Executive. The applicable criteria for receiving an Incentive Bonus payment shall be established by the Board and communicated to Executive annually at its sole discretion. Any earned Incentive Bonus will be paid at such time that bonuses are generally paid and as determined by the Board. Any Incentive Bonus payment will be inclusive of superannuation contributions required to be paid with respect to that Incentive Bonus for the Company to avoid a charge under applicable superannuation laws. Subject to the Executive’s rights to maintain eligibility to an Incentive Bonus as set out above, the Company may amend, replace or terminate this discretionary incentive bonus plan at any time in its sole discretion. Without prejudice to such sole discretion of the Company and to the specific rules of such discretionary incentive bonus plan as may from time to time be operated by the Company, the following general principles shall apply to the payment of any Incentive Bonus by the Company to the Executive:

(a)            the level of Incentive Bonus paid (if any) by the Company to the Executive in any given year shall be neither indicative nor determinative of the Executive’s right to a bonus, or the level of any bonus payable, in any subsequent year;

(b)            no payment or part payment of any Incentive Bonus, whether calculated on a pro rata basis or on any other basis, shall be paid to the Executive if, as at the relevant payment date, the Executive has ceased to be an employee of the Company or is serving notice of termination of employment regardless of the reasons for such termination and the Executive will not be entitled to receive any compensation in lieu thereof; and

(c)            Incentive Bonuses shall not form part of the Executive’s normal compensation package and, therefore, will not be taken into account with respect to calculating any payment in lieu of notice, termination payment, or redundancy or severance pay, if any. Incentive Bonuses shall also not form part of the Executive’s compensation for the purposes of any Company or Group benefit plan.

3.4            Expenses. Subject to policies applicable to executives of the Company generally, as may from time to time be established by the Board, the Company shall pay or reimburse the Executive for reasonable travel, entertainment and other business expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement, and which expenses are consistent with the Company’s policies in effect from time to time with respect to such travel, entertainment and other business expenses, upon presentation of expense statements or vouchers or such other supporting information as the Company may require.

3.5            Annual Leave. The Executive shall be entitled to paid annual leave in accordance with Company policy as in place from time to time and applicable laws. Executive understands that it is the Company’s intention to provide an unlimited annual leave policy, provided, however, the Company reserves the right to modify its annual leave policy at any time in its discretion. On taking annual leave, you will be deemed to take your accrued statutory entitlement to annual leave prior to any discretionary annual leave entitlement under the Company’s leave policy. On cessation of employment, you will be paid out any accrued but untaken annual leave in accordance with your entitlements under the the Fair Work Act 2009 (Cth) (“FW Act”). Only statutory minimum leave entitlements will accrue and accumulate under the FW Act, any discretionary leave entitlement provided under the Company’s policy will be forfeited if not used by the employee at the end of the calendar year.

3.6            Personal/Carer’s Leave. The Executive shall be entitled to accrue 10 days’ personal/carer’s leave per year of service in accordance with applicable laws. The Executive will, where practicable, ensure that the Executive notifies the Company of any proposed absence due to personal illness or injury or carer’s responsibilities and the expected date of the Executive’s return to work. The Company requires the Executive to produce a medical certificate for any sick leave in excess of one day and a statutory declaration for any carer’s leave taken. Personal/carer’s leave (including sick leave) will accrue from year to year in accordance with applicable laws but will not be paid out on cessation of the Executive’s employment.

3.7            Other leave entitlements. The Executive is entitled to other forms of leave including long service leave, compassionate leave, community service leave and parental leave in accordance with applicable law.

4.            Suspension and Termination.

4.1            Suspension. The Company has the right to suspend the Executive from duties, with pay, where the Company considers it necessary to adequately investigate allegations of misconduct or impropriety against or involving the Executive.

4.2            Termination with Notice. The Executive’s employment may be terminated by either party by giving six month’s written notice to the other party, or in the case of the Company, the Company may elect at its sole discretion to pay the Executive a payment in lieu of all or part of the notice period. For the avoidance of doubt, the payment in lieu of notice will be calculated on the Executive’s Salary only.

4.3            Termination upon Death. If the Executive dies while employed by the Company, this Agreement shall automatically terminate and the Executive or the Executive’s estate shall be entitled only to receive the Accrued Obligations payable through the date of such death.

4.4            Termination upon Permanent Illness or Injury. If the Executive becomes ill (whether physically or mentally) or injured while employed by the Company (whether totally or partially) so that the Executive is unable substantially to perform the inherent requirements of the Executive’s role hereunder with or without reasonable accommodation as determined, in good faith, by the Board following consultation with medical advisors selected by the Board for (a) a period of more than three consecutive months, or (b) for shorter periods aggregating three months during any 12 month period (in each of clauses (a) and (b), such time periods shall exclude any period that the Executive is on paid personal/carer’s leave), the Company may, except as prohibited by law, by written notice to the Executive, terminate the Executive’s employment with immediate effect. In the event of termination of the Executive’s employment by the Company pursuant to this Section 4.4, the Executive shall be entitled only to receive the Accrued Obligations payable through the date of termination.

4.5            Termination without Notice. Notwithstanding any of the other provisions of this Agreement, the Company may at any time terminate the Executive’s employment without notice and without any obligation to make a payment in lieu of notice if the Executive commits any misconduct that would justify summary dismissal including, but not limited to, any of the following:

(a)            the Executive commits any act of dishonesty, fraud or falsification of documentation;

(b)            the Executive commits a serious or persistent breach of any of the provisions of this Agreement;

(c)            the Executive neglects or fails (otherwise than by reason of accident or ill health), or refuses to carry out the duties required of the Executive or refuses or fails to comply with any lawful directions given to the Executive;

(d)            the Executive is in material breach of a Company or Group policy;

(e)            the Executive being intoxicated or under the influence of non- prescription drugs at work;

(f)            commits a material failure to properly protect the assets of the Company or the Group;

(g)            the Executive is charged with a criminal offence which is likely to affect adversely the Company’s or any Company Group’s reputation;

(h)            the Executive acts in a manner (whether in the course of the Executive’s duties or otherwise) which does or, in the reasonable opinion of the Company, is likely to bring the Executive or the Company or any Company Group into serious disrepute;

(i)             the Executive commits any act of bankruptcy or compounds with creditors; or

(j)             the Executive is precluded by the Corporations Act from taking part in the management of a corporation, or is disqualified from holding office as a director of any company by virtue of any legislation.

For purposes of this Section 4 and this Agreement:

“Accrued Obligations” means as of the date of Executive’s termination, (a) Executive’s earned but unpaid Salary, if any, through such date, (b) payment of all accrued but untaken annual leave and long service leave (if any) up to and including the date of cessation of employment, (c) any unreimbursed business expenses payable to Executive pursuant to applicable Company policy and (d) any Incentive Bonus awarded by the Board but not previously paid to the Executive with respect to the fiscal year preceding the fiscal year in which such date of termination occurs.

“Corporations Act” means the Corporations Act 2001 (Cth), as amended from time to time.

“Group” means the Company and each of its related bodies corporate (as defined in the Corporations Act) for the time being and “Company Group” means any one of them. For the avoidance of doubt and for purposes of this Agreement, Arsenal Capital Partners (“Arsenal”) is not considered an affiliate of any of the Company Group, nor is any other company considered an affiliate of any of the Company Group solely by virtue that it is an affiliate of Arsenal.

4.6            Set-off. Subject to applicable law, the Company may withhold and retain any amounts which might otherwise be owed to the Executive to offset any amounts of debt owed by the Executive to the Company or any Company Group or any money advanced to the Executive.

5.            Confidentiality, Intellectual Property and Restraints.

5.1            Nondisclosure and Nonuse of Confidential Information. The Executive will not disclose or use at any time during or after the Term any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by the Executive, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance of duties assigned to the Executive pursuant to this Agreement or is required by law. Under all circumstances and at all times, the Executive will use the Executive’s best endeavours and take all appropriate steps to safeguard Confidential Information in the Executive’s possession, custody or control and to protect it against disclosure, misuse, espionage, loss and theft. For purposes hereof, “Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Company or a Company Group in connection with their business and business affairs, and includes, but is not limited to, any information of a commercial, operational, technical or financial type and specifically all information relating to any process, training program, formula or product, corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, human resources and remuneration strategies and plans, acquisition prospects, the identity of customers or their requirements, the identify of key client contacts, clients lists, sales and marketing and merchandising techniques, products, prospective names and any trade secret. It shall not include information (a) required to be disclosed by court or administrative order, (b) lawfully obtainable from other sources or which is in the public domain through no fault of the Executive, or (c) the disclosure of which is consented to in writing by the Company. The Executive agrees that the Executive’s obligations under this Section 5.1 will survive the cessation of the Executive’s employment and will be enforceable at any time at law or in equity and will continue to the benefit of and be enforceable by the Company.

5.2            Ownership of Intellectual Property. In the event that the Executive as part of Executive’s activities on behalf of the Company Group generates, authors or contributes to any invention, design, new development, device, product, method of process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the business of the Company Group as now or hereinafter conducted (collectively, “Intellectual Property”), the Executive acknowledges that such Intellectual Property is the sole and exclusive property of the Company and hereby assigns all right title and interest in and to such Intellectual Property to the Company. The Executive will promptly and fully disclose all Intellectual Property and will cooperate with the Company to protect the Company’ interests in and rights to such Intellectual Property (including providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after the cessation of Executive’s employment hereunder for any reason). The Executive irrevocably consents to all or any acts or omissions by the Company, which may infringe the Executive’s Moral Rights in any of the Works and Inventions and agrees to take no action or proceedings against the Company for such breach. The Executive agrees that the Executive’s obligations under this Section 5.2 will survive the cessation of the Executive’s employment and will be enforceable at any time at law or in equity and will continue to the benefit of and be enforceable by the Company.

For purposes of this Section 5.2 and this Agreement:

“Inventions” means any invention, discovery, idea, development, process, plan, design, formula, specification, program including computer software and any other matter or work whatsoever including any and all improvements or modifications made to any Work or other matter or work which the Executive may conceive, create or develop (whether alone or not and whether before or after this Agreement is signed), regardless of whether or not conceived, created or generated at the direction of the Company, within the scope of the Executive’s employment or was created during or outside of work hours.

“Moral Rights” means the right of attribution of authorship, the right not to have authorship falsely attributed and the right of integrity of authorship, as defined in the Copyright Act 1968 (Cth).

“Works” means any work, manual, process, article, presentations, figures, notes, diagrams and any other materials whatsoever (and in each case whether electronic or in any other material form), which the Executive may conceive, create or develop (whether alone or not and whether before or after this Agreement is signed), regardless of whether or not conceived, created or generated at the direction of the Company, is within the scope of the Executive’s employment, or was created during or outside of work hours.

5.3            Delivery of Materials upon Termination of Employment. As requested by the Company, from time to time and upon the cessation of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all copies and embodiments, in whatever form or medium, of all Confidential Information or Intellectual Property in the Executive’s possession, custody or control (including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, will provide the Company with written confirmation that all such materials have been delivered to the Company.

5.4            Restrictive Covenants. The Executive acknowledges that during the Executive’s employment with the Company, the Executive will become familiar with trade secrets and other Confidential Information concerning the Company and other Company Group, and obtain personal knowledge of and/or influence over customers, suppliers, distributors, licensees, directors, officers, employees, contractors and agents of the Company and other Company Group. The Executive further acknowledges that the Executive’s services are of special, unique and extraordinary value to the Company and the Group. Therefore, to protect these interests and in consideration of the Executive’s ongoing employment with the Company and the Salary paid from time to time, the Executive agrees to be bound by the restrictive covenants contained in Sections 5.5 and 5.6 of this Agreement. It shall not be considered a violation of Sections 5.5 and 5.6 for the Executive to be a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

5.5            Restraints during Employment. During the Executive’s employment with the Company, the Executive must not, without the prior written consent of the Company, on the Executive’s own account or for or on behalf of any person or entity:

(a)            act in any Capacity for or on behalf of any other corporation, firm, organisation or person, including pharmaceutical or research organizations, or provide services of the same or similar kind to those ordinarily provided by the Company or any other Company Group to their customers for any such corporation, firm, organisation or person;

(b)            solicit or entice away, or endeavour to solicit or entice away from the Company or a Company Group any director, officer, employee, contractor or agent of the Company or a Company Group known personally to the Executive and who is, or is likely to be, in possession of any Confidential Information of the Company or a Company Group, or discourage any person who, to the Executive’s knowledge, is a prospective director, officer, employee, contractor or agent of the Company or a Company Group from being employed or engaged by the Company or a Company Group;

(c)            solicit or entice away, or endeavour to solicit or entice away from the Company or a Company Group any customer, supplier, distributor or licensee of or to the Company or a Company Group, or discourage any person who, to the Executive’s knowledge, is a prospective customer, supplier, distributor or licensee of the Company or a Company Group from becoming a customer, supplier, distributor or licensee of the Company or a Company Group; or

(d)            interfere or seek to interfere, directly or indirectly, with the relationship between the Company or a Company Group and its customers, suppliers, distributors, licensees, directors, officers, employees, contractors or agents in the conduct of its business.

5.6            Restraint after Employment. The Executive must not, without the prior written consent of the Company:

(a)	on the Executive’s own account or for or on behalf of any person or entity:

(i)            participate in, promote, carry on, assist or otherwise be directly or indirectly concerned with or involved in any Capacity in any Prohibited Business;

(ii)           solicit or endeavour to solicit or approach any Key Employee with the purpose of enticing that person away from the Company or Company Group and procuring the employment or engagement of that Key Employee by any Prohibited Business;

(iii)          solicit, canvass, approach or accept any approach from any person or entity who was during the Relevant Period a customer, supplier, distributor or licensee of or to the Company or a Company Group, with whom the Executive had dealings during the Relevant Period, with a view to establishing a relationship with or obtaining the custom of that person or entity with or for a Prohibited Business; or

(iv)          interfere or seek to interfere, directly or indirectly, with the relationship between the Company or a Company Group and its customers, suppliers, distributors, licensees, directors, officers, employees, contractors or agents in the conduct of its business;

(b)	at any time after cessation of the Executive’s employment with the Company for any reason for a period of:

(i)	12 months, or if that is considered unreasonable by a court of competent jurisdiction;

(ii)	nine months, or if that is considered unreasonable by a court of competent jurisdiction;

(iii)	six months; and

(c)	anywhere:

(i)	worldwide, or if that is considered unreasonable by a court of competent jurisdiction;

(ii)	within those countries in which any Company Group operates or operated in during the Relevant Period, or if that is considered unreasonable by a court of competent jurisdiction;

(iii)	within Australia and United States, or if that is considered unreasonable by a court of competent jurisdiction;

(iv)	within Australia, or if that is considered unreasonable by a court of competent jurisdiction;

(v)	within Victoria.

For purposes of Sections 5.5 and 5.6 and this Agreement:

“Capacity” means being (a) in partnership or association with anybody else, (b) an agent, representative, director, officer or employee of anybody else, (c) a member, shareholder or holder of any other security in or from anybody else, or (d) a trustee of, or consultant, contractor or adviser to, anybody else.

“Key Employee” means any director, officer, employee, contractor or agent of the Company or a Company Group known personally to the Executive during the Relevant Period and who (a) is employed or engaged in a senior management, or other senior role and/or (b) is, or is likely to be, in possession of any Confidential Information of the Company or a Company Group and/or (c) the Executive managed, had material dealings or otherwise worked closely with during the Relevant Period.

“Prohibited Business” means a business (or part of a business), including pharmaceutical or research organizations, that competes with a business (or part of a business) of the Company or any Company Group, as such business exist or are in the process of being planned, during the Relevant Period.

“Relevant Period” means the period commencing 12 months prior to the date of cessation of the Executive’s employment with the Company for any reason.

5.7            Enforcement of the Restraints after Employment. Section 5.6 must be construed and have effect as if it were the number of separate sub-clauses which results from combining the commencement of Section 5.6 with each sub-clause of clause (a) and combining each combination with each sub-clause of (b) and combining each combination with each sub-clause of clause (c), each resulting sub-clause being severable from each other resulting sub-clause. If any of the resulting sub-clauses are invalid or unenforceable for any reason, that invalidity or unenforceability will not prejudice or in any way affect the validity or enforceability of any other resulting sub-clause.

5.8            Equitable Relief. The Executive acknowledges that the restrictive covenants contained in Sections 5.5 and 5.6 are reasonable and necessary to protect the legitimate interests of each Company Group and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and the Group, and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 5. The Executive acknowledges that any violation of this Section 5 will result in irreparable injury to the Company Group and agrees that the Company shall be entitled to interlocutory and permanent injunctive relief, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 5 by the Executive, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. The Executive represents and acknowledges that (a) substantial and valuable consideration has been received for each restraint by the Executive, including the Executive’s Salary, (b) the Executive has been advised by the Company to consult the Executive’s own legal counsel in respect of this Agreement, and (c) the Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with the Executive’s counsel.

6.            Other Provisions.

6.1            Privacy. The Executive consents to the Company collecting, using, disclosing to third parties and transferring overseas to other Group Companies the Executive’s Personal Information and Sensitive Information (each as defined in the Privacy Act 1988 (Cth)) for the purpose of the Executive’s employment and for purposes related to that employment.

6.2            Surveillance. From the Start Date, on an ongoing basis, the Executive’s computer use, including the Executive’s internet and email use will be subject to continuous monitoring through the use of software, in accordance with Company policy. From the Start Date, on an ongoing basis, the Executive may be subject to camera surveillance through visible cameras while the Executive is on the Company’s premises.

6.3            Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied (with a confirming copy by overnight delivery service or first class mail), sent by overnight delivery service with delivery signature required, or sent with return receipt requested by certified, registered, or express mail, postage prepaid to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, telecopied or if mailed, two days after the date of mailing, as follows:

if to the Company, at:

Certara Australia Pty Ltd.
Attn: Leigh Farrell
381 Royal Parade
Monash Institute of Pharmaceutical Sciences
Parkville, VIC 3052

With a copy to:

Attn: Alan Lefkowitz
C/O Certara
100 Overlook Center #101
Princeton, NJ 08540

if to the Executive, at:

Craig Rayner
[                            ]
[                            ]

6.4            Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes and nullifies any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

6.5            Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties making specific reference to this Agreement, or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

6.6            Governing Law. This Agreement shall be governed by and construed and enforced in accordance with and subject to, the laws of the State of Victoria. The parties submit to the non-exclusive jurisdiction of Victoria courts and courts of appeal from them. The parties will not object to the exercise of jurisdiction by those courts on any basis.

6.7            Acknowledgments. The Executive acknowledges that the Executive has read this entire Agreement, has had the opportunity to consult with an attorney, and fully understands the terms of this Agreement. The Executive is satisfied with the terms of this Agreement and agrees that its terms are binding upon the Executive and the Executive’s heirs, assigns, executors, administrators, and legal representatives. The Executive further acknowledges and agrees that the Company holds the benefits of this Agreement insofar as they relate to a Company Group, on trust for that Company Group and that the Company may enforce this Agreement on behalf of a Company Group. Further, any Company Group may enforce this Agreement in respect of those provisions of this Agreement insofar as it relates to any of them.

6.8            Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation or amalgamation or scheme of arrangement in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes by operation of law or in a writing duly executed by the assignee or transferee all of the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law, as if no such assignment or transfer had taken place.

6.9            Counterparts. This Agreement may be executed in two or more counterparts (which may be effectively delivered by facsimile or other electronic means), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

6.10           Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement

6.11           Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

signature page follows

IN WITNESS WHEREOF, the patties have executed this Agreement the date first above written.

Certara Australia Pty Ltd.

/s/ Edmundo Muniz
Signature of authorized representative

Edmundo Muniz
Name of authorized representative

Chief Executive Officer
Title of authorized representative

/s/ Maryann Graziano
Signature of witness

Maryann Graziano
Name of witness

Executive:

/s/ Craig Rayner
Craig Rayner